UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC HEATH FREEMAN DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

Item 1: On May 3, 2019, MNG issued the following press release:

MNG ENTERPRISES URGES SHAREHOLDERS TO REPLACE INCUMBENT GANNETT DIRECTORS JOHN E. CODY, STEPHEN COLL AND LAWRENCE S. KRAMER

MNG Urges Shareholders to Vote for ALL THREE of its Nominees to Ensure There is
Adequate Catalyst for Change on Gannett Board

May 3, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), owner and operator of one of the largest newspaper businesses in the U.S. and the largest active shareholder in Gannett Co., Inc. (NYSE:GCI) (“Gannett” or the “Company”), with an approximate 7.4% ownership interest, today urged Gannett shareholders to hold the Gannett Board of Directors (the “Board”) accountable for the significant destruction of value it has overseen by replacing three incumbent directors with MNG’s nominees, who offer fresh perspective and are committed to acting as a catalyst for value maximization.

MNG believes that John E. Cody, Stephen Coll and Lawrence Kramer do not deserve Gannett shareholders’ support for the following reasons, among others:

•	John E. Cody and Stephen Coll have no other public board experience and are members of the Board’s transaction committee, which was formed on January 21, 2019 to assist the Board in its consideration of MNG’s proposal and related matters. We believe the members of the transaction committee should be held accountable for the lack of meaningful engagement with MNG despite a bona fide, premium cash offer to acquire Gannett.

•	As the former President and Publisher of USA Today, Lawrence S. Kramer is conflicted and lacks the independence from the Company and management, and the objectivity necessary to evaluate properly both the declines in Gannett’s core business and its risky digital transformation strategy. Mr. Kramer also has a track record of overseeing underperformance at other companies. During his tenure as a director at Answers Corporation (Nasdaq:ANSW), the company’s share price declined 53%[1] prior to being sold to AFCV Holdings, LLC. Additionally, since Mr. Kramer was appointed to the board of MDC Partners Inc. (Nasdaq:MDCA) the company’s share price has declined by 90%.[2]

In contrast, MNG’s nominees – Heath Freeman, Dana Needleman and Steven Rossi – have the right mix of newspaper turnaround, real estate, and capital allocation expertise to improve the Gannett Board; would provide the objective perspective, experience and oversight required to put Gannett on the path to a profitable and sustainable future; and are committed to maximizing value for all Gannett shareholders now before further value is destroyed.

The election of ALL THREE of MNG’s nominees is needed to send a clear message to the incumbent directors that the status quo is not acceptable, and the Board needs to explore all possible ways to enhance value for all Gannett shareholders.

1 Share price performance based on the date Mr. Kramer joined the board of Answers Corporation on May 10, 2005 and February 2, 2011, the last trading day prior to the announcement of AFCV Holdings, LLC’s acquisition of Answers Corporation, per S&P Capital IQ

2 Share price performance based on the date Mr. Kramer joined the board of MDC Partners Inc. on March 1, 2016 until April 30, 2019, per S&P Capital IQ

We are concerned that without the election of all three of MNG’s nominees, the incumbent directors acting under the leadership of Chairman Louis, who has served on the Board and that of its former parent company for nearly 13 years, and whose father served on the same board for 11 years, and whose mother served on the same board for 6 years, will continue to ignore the will of shareholders and resist any change to the Company’s current strategy, despite severe declines in profitability and value destruction since Gannett’s 2015 spin-off.

On the other hand, MNG’s nominees are committed to listening to all Gannett shareholders and exploring all possible ways to enhance value at Gannett. As seen by MNG’s switch to a minority slate that was based on feedback from other Gannett shareholders who wanted meaningful Board change but also wanted to preserve continuity at the Board, MNG and its nominees embrace and respect the views of all Gannett shareholders. Our sole focus is to maximize value for all shareholders, and if elected, our three nominees will aim to serve as a true shareholder voice on the Gannett Board.

The pending shareholder vote is an opportunity for shareholders to elect highly qualified directors that are aligned with all Gannett shareholders and are committed to serving the best interests of all Gannett shareholders.

Shareholders can vote for up to eight director nominees by using the BLUE proxy card to support the three MNG nominees and up to five of Gannett’s nominees other than the three Gannett nominees that MNG is not supporting.

WE URGE GANNETT SHAREHOLDERS TO VOTE ON THE BLUE PROXY CARD FOR ALL THREE MNG NOMINEES TO BRING MEASURED CHANGE TO GANNETT’S BOARD AND SEND A CLEAR MESSAGE THAT THE BOARD NEEDS TO ACT TO MAXIMIZE VALUE NOW

We believe that CHANGE IS NECESSARY TO SAVE GANNETT and remain concerned that the status quo under the incumbent Board will continue to result in underperformance and value destruction. We urge you to support all three of the MNG nominees, who are committed to exploring strategic alternatives to maximize value for all Gannett shareholders.

Every single vote matters. MNG urges fellow shareholders to vote “FOR” the MNG director nominees by internet, phone or on the BLUE proxy card sent by mail.

Additional information about MNG, its proposal to acquire Gannett, and its nominees for election to Gannett’s Board is available at www.SaveGannett.com.

Moelis & Company LLC is acting as financial advisor to MNG. Akin Gump Strauss Hauer & Feld LLP and Olshan Frome Wolosky LLP are serving as its legal counsel. Okapi Partners LLC is acting as MNG’s proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

Additional Information

MNG Enterprises, Inc., together with the other participants in its proxy solicitation (collectively, “MNG”), have filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of MNG’s slate of highly-qualified director nominees at the 2019 annual meeting of stockholders (the “Annual Meeting”) of Gannett Co., Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the participants in MNG’s proxy solicitation. These materials and other materials filed by MNG in connection with the solicitation of proxies are available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by MNG with the SEC are also available, without charge, by directing a request to MNG’s proxy solicitor, Okapi Partners LLC, at its toll-free number (888) 785-6668 or via email at info@okapipartners.com.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com

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Item 2: On May 3, 2019, MNG uploaded the following materials to www.savegannett.com: